EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-Q, into NIPSCO Industries, Inc.'s previously filed Form S-8 Registration Statement No. 33-30619; Form S-8
Registration Statement No. 33-30621; Forms S-8 Registration Statement No. 333-08263; Form S-8 Registration Statement No. 333-19981; Form S-8 Registration Statement No. 333-19983; Form S-8 Registration Statement No. 333-19985; Form S-8 Registration Statement No. 333-59151; Form S-8 Registration Statement No. 333-59153; Form S-3 Registration Statement No. 333-22347; Form S-3 Registration Statement No. 333-26847; Form S-3 Registration Statement No. 333-39911, and Form S-4A Registration Statement No. 333-50537.


                           /s/ Arthur Andersen LLP


Chicago, Illinois
August   , 1998